For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Eric Boyriven/Alexandra Tramont
	Joan R. Riley	FD
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2009
THIRD QUARTER RESULTS

•	International sales increase 41% over the third quarter of fiscal 2008
•	Backlog increases 20% compared to the third quarter of fiscal 2008 to $18 million

          CHICAGO, IL, April 30, 2009 – Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2009 third quarter ended March 31, 2009.

          For the fiscal 2009 third quarter, net sales were $22,105,000, a decrease of 3% compared to net sales of $22,869,000 in the third quarter of fiscal 2008. Including a non-cash goodwill asset impairment charge of $9,246,000, or $0.74 per diluted share, and severance costs of $329,000, or $0.02 per diluted share, the operating loss for the fiscal 2009 third quarter was $11,156,000, compared to an operating loss of $323,000 for the third quarter of fiscal 2008. The net loss for the third quarter of fiscal 2009 including the abovementioned charges was $8,583,000, or $0.93 per diluted share, compared with a net loss for the third quarter of fiscal 2008 of $1,164,000, or $0.13 per diluted share. The net loss for the third quarter of fiscal 2008 included a loss from discontinued operations of $509,000, or $0.06 per diluted share, related to the divested Intersection Control segment.

          The Company performed an interim assessment of goodwill impairment in the fiscal 2009 third quarter due to the recent decline in the Company’s stock price and current economic conditions. Accordingly, as noted above, the Company recorded a non-cash asset impairment charge of $9,246,000 during the quarter representing the remaining portion of the goodwill recorded for its Inform segment. Excluding the impairment and severance charges, the Company would have reported an operating loss of $1,581,000, compared to an operating loss for the third quarter of fiscal 2008 of $323,000. Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

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QUIXOTE CORPORATION REPORTS FISCAL 2009 THIRD QUARTER RESULTS

Page: 2

          The results for the third quarter of 2009 reflected strong international performance with international sales increasing 41% compared to the third quarter last year. However, the Company continued to see soft domestic sales volume, which decreased 14% compared to the third quarter last year, primarily due to the effects of the economic downturn.

          Net sales for the first nine months of fiscal 2009 decreased to $67,301,000 from $73,252,000 for the first nine months of fiscal 2008. The operating loss for the first nine months of fiscal 2009 was $13,233,000, compared to operating profit of $4,387,000 for the first nine months of fiscal 2008. The net loss for the first nine months of fiscal 2009 was $11,734,000, or $1.27 per diluted share, which included the asset impairment charge mentioned above of $9,246,000, or $0.74 per diluted share; severance costs totaling $1,172,000, or $0.08 per diluted share; and a loss from discontinued operations of $758,000, or $0.08 per diluted share. Net earnings for the first nine months of fiscal 2008 were $65,000, or $0.01 per diluted share, which included a loss from discontinued operations of $815,000, or $0.09 per diluted share. Excluding the non-cash asset impairment charge and severance costs, the operating lossfor the first nine months of fiscal 2009 was $2,815,000, compared to operating profit of $4,387,000, for the first nine months of fiscal 2008. Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

          Bruce Reimer, President and Chief Executive Officer, commented, “As expected, our results for the quarter reflect improvement in our business over the fiscal second quarter, despite the continuing difficult economic conditions. Sales in our Protect and Direct segment decreased 9% compared to our fiscal 2008 third quarter. While the first two months of the quarter were affected by a weak market environment and delays in customer spending as they waited for enactment of the economic stimulus package, we were encouraged to see a sharp rebound in order and sales levels in March. Additionally, our Inform segment sales increased 15% compared to the third quarter of last year, driven by both domestic and international growth. Including both segments, total backlog was up 20% from last year to $18 million and we continued to see the benefits of our investments in international markets.”

          Mr. Reimer continued, “During the quarter, we continued to focus on improving our cash flow by reducing our headcount, overhead costs, and inventory levels to meet current market conditions. Along with actions taken previously this year, we estimate that we have removed approximately $7 million in annualized cash expenditures, which will benefit us going forward.”

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QUIXOTE CORPORATION REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page: 3

          Mr. Reimer concluded, “Looking ahead, we are well-positioned to benefit in both our international and domestic markets as stimulus funding ramps up in both the U.S. and abroad. Domestically, approximately $27 billion in stimulus funding was allocated toward highways and bridges. In the third quarter, we received a few initial orders funded by the stimulus package, and we expect to see additional stimulus-funded projects going forward. Looking ahead to the fourth quarter, we expect the seasonality of our business, combined with the impact of global stimulus funding, to result in performance that is notably stronger than the results for this third quarter. We believe we have the right strategy and have positioned the Company to benefit from opportunities across all markets and emerge from the current cycle as a stronger, more efficient business.”

          Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, April 30, 2009, to further discuss its quarterly results and corporate developments. This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

          Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc. and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, road weather information systems, computerized highway advisory radio transmitting systems, flexible post delineators and other transportation safety products.

          This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts, including statements concerning our position with respect to net operating losses and possible limitations on their use. Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this release. Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks and uncertainties discussed in our Form 10-Q Report for the quarter ended December 31, 2008, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the caption “Risk Factors” at Item 1A of Part II, which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

(3 Tables to Follow)

QUIXOTE CORPORATION REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page: 4

Quixote Corporation
Earnings Summary
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

Net sales	$22,105,000	$22,869,000	$67,301,000	$73,252,000
Cost of sales	16,448,000	15,720,000	48,303,000	47,699,000

Gross profit	5,657,000	7,149,000	18,998,000	25,553,000

Operating (income) expenses:
Selling & administrative	6,564,000	6,597,000	19,419,000	18,563,000
Research & development	674,000	875,000	2,394,000	2,603,000
Severance costs	329,000		1,172,000
Asset impairment charge	9,246,000		9,246,000

	16,813,000	7,472,000	32,231,000	21,166,000

Operating profit (loss)	(11,156,000)	(323,000)	(13,233,000)	4,387,000

Other income (expense):
Interest income	7,000	336,000	7,000	338,000
Interest expense	(848,000)	(1,068,000)	(2,630,000)	(3,306,000)

	(841,000)	(732,000)	(2,623,000)	(2,968,000)

Earnings (loss) from continuing operations before income taxes	(11,997,000)	(1,055,000)	(15,856,000)	1,419,000
Income tax provision (benefit)	(3,414,000)	(400,000)	(4,880,000)	539,000

Earnings (loss) from continuing operations	(8,583,000)	(665,000)	(10,976,000)	880,000

Discontinued Operations:
Loss from operations, net of income taxes		(509,000)	(46,000)	(815,000)
Loss on sale of discontinued operations, net of income taxes			(712,000)

Loss from discontinued operations, net of income taxes		(509,000)	(758,000)	(815,000)

Net earnings (loss)	($8,583,000)	($1,164,000)	($11,734,000)	$65,000

Per share data – basic:
Earnings (loss) from continuing operations	($0.93)	($0.07)	($1.19)	$0.10
Loss from discontinued operations	($0.06)	($0.08)	($0.09)

Net earnings (loss)	($0.93)	($0.13)	($1.27)	$0.01

Average common shares outstanding	9,265,533	9,113,751	9,226,818	9,087,053

Per share data – diluted:
Earnings (loss) from continuing operations	($0.93)	($0.07)	($1.19)	$0.10
Loss from discontinued operations		($0.06)	($0.08)	($0.09)

Net earnings (loss)	($0.93)	($0.13)	($1.27)	$0.01

Average diluted common shares outstanding	9,265,533	9,113,751	9,226,818	9,138,763

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QUIXOTE CORPORATION REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page: 5

Quixote Corporation
Balance Sheet
(Unaudited)

	As of March 31,	As of June 30,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$128,000	$408,000
Accounts receivable, net	17,996,000	23,801,000
Inventories, net	18,537,000	19,389,000
Other current assets	3,698,000	3,112,000
Assets of business held for sale		20,161,000

	40,359,000	66,871,000

Property, plant and equipment, net	16,081,000	16,711,000
Intangible assets and other, net	10,620,000	20,481,000
Deferred tax assets	18,599,000	13,371,000
Assets of business held for sale		4,109,000

	$85,659,000	$121,543,000

Liabilities and Shareholders’ Equity
Current liabilities	$51,390,000	$31,127,000
Liabilities of business held for sale		5,520,000
Long-term debt, net		40,000,000
Other long-term liabilities	1,032,000	1,059,000
Shareholders’ equity	33,237,000	43,837,000

	$85,659,000	$121,543,000

Quixote Corporation
Other Information
(Unaudited)

	Nine Months Ended March 31,
	2009	2008

Depreciation and amortization expense	$2,800,000	$2,700,000
Capital expenditures	$1,400,000	$3,000,000

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QUIXOTE CORPORATION REPORTS FISCAL 2009 THIRD QUARTER RESULTS	Page: 6

Quixote Corporation
Reconciliation of GAAP to Non-GAAP Measurements
(Unaudited)

		Three Months Ended March 31,		Nine Months Ended March 31,
		2009	2008	2009	2008

Operating profit (loss)		($11,156,000)	($323,000)	($13,233,000)	$4,387,000
Add:	Asset impairment charge	9,246,000		9,246,000
	Severance costs	329,000		1,172,000

Operating profit excluding asset impairment charge and severance costs (a)		($1,581,000)	($323,000)	($2,815,000)	$4,387,000

(a) The Company believes that the asset impairment charge and severance costs affect the comparability of the results of operations of the 2009 third quarter and the first nine months of fiscal 2009 to the results of operations of the 2008 third quarter and the first nine months of fiscal 2008. The Company also believes that disclosing operating profit excluding those items will allow investors to more easily compare the results of the 2009 third quarter and the first nine months of fiscal 2009 to the results of the 2008 third quarter and the first nine months of fiscal 2008.

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